Exhibit 3.1

RESTATED CERTIFICATE OF INCORPORATION
(As of February 17, 1972)
OF
ALICO LAND DEVELOPMENT COMPANY
Pursuant to Section 608.061, Florida Statutes, the provisions of the Certificate of Incorporation of, Alice Land Development Company in effect as of this date are hereby restated and integrated into this single instrument. The original certificate was filed with the Florida Department of State on February 1, 1960, and the Corporation's name has not been changed since that time. The restated certificate was duly adopted by the Board of Directors of the Corporation and only restates and integrates without further amending the provisions of the Corporation's Certificate of Incorporation as heretofore amended, and there is no discrepancy between those provisions and the provisions of this restated certificate except as permitted by Section 608.061(2).
Article 1. The name of the corporation shall be ALICO LAND
DEVELOPMENT COMPANY, and its principal place of business is at 500 West Water Street, Jacksonville, Florida.
Article 2. The purposes for which the corporation is formed are to acquire by purchase, gift, or otherwise, and to hold, real estate; to build improvements thereon; to sell, lease, or otherwise convey the same; to operate or manage farms, ranches, timber lands, saw mills; and. generally to do all things which pertain to the real estate business, farming or timber business; to engage in, at retail or at wholesale, any lawful business which may be beneficial to or convenient in the operation and function of the corporation; to purchase and acquire any other business or businesses, or any interest therein, and to pay for the same in cash or in shares or debentures of this corporation, or partly in one of such modes and partly in the other or others; to borrow or raise money by the issuance of bonds, debentures, bills of exchange, promissory notes, or other obligations or securities of the Company, or by mortgage or in such other manner as the Directors may deem proper; to invest the monies of the corporation not immediately required by it in such manner as the Board of Directors may deem proper; to do any and everything else which in the opinion of the Board of Directors is necessary, convenient or beneficial to the corporation, the above and foregoing statements are of the general nature of the business of this corporation and shall not be construed as a limitation of the rights granted by the general incorporation laws of the State of Florida, but merely in addition thereto.

Article 3. The aggregate number of shares of all classes of capital stock which the Company shall have authority to issue is 6,000,000 shares, which shall be divided, into two classes as follows,
1,000,000 shares of Preferred Stock without par value, and
5,000,000 shares of Common Stock of a par value of $1 per share.
The preferences, limitations and voting rights and relative rights in respect of the shares of each of the above classes are as follows,

A. Preferred Stock.

1. Shares of Preferred Stock may be issued in one or more series at such time or times, and for such consideration or considerations, as the Board of Directors may determine. All shares of any one series of Preferred Stock shall be identical with each other in all respects except that shares of any one series issued at different times may differ as to dates from which dividends thereon may be cumulative. All series shall rank equally and be identical in all respects, except as permitted by the following provisions of paragraph 2.
2. The Board of Directors is expressly
authorized at any time, and from time to time, to provide for the issuance of shares of Preferred Stock in one or more series with such designations, preferences and relative participating, optional or other special rights and qualifications, limitations or restrictions thereof as shall be stated and expressed in the resolution or resolutions providing for the issue thereof adopted by the Board of Directors, and as are not stated and expressed in these Articles of Incorporation or any amendment thereto including, but not limited to, determination of any of the followings
(a)the distinctive serial designation and the number of shares constituting a series;
(b)the dividend rate or rates, whether dividends shall be cumulative and, if so, from which date, the payment date or dates for dividends, and the participating or other special rights, if any, with respect to dividends;

(c)the voting powers, full or limited, if any, of the shares of such seriei3;
(d)whether the shares shall be redeemable and, if so, the price or prices at which, and the terms and conditions on which, the shares may be redeemed.
(e)the amount or amounts payable upon the shares in the event of voluntary or involuntary liquidation, dissolution or winding up of the Company prior to any payment or distribution of the assets of the Company to any class or classes of stock of the Company ranking junior to. the Preferred Stock;
(f)whether the shares shall be entitled to the benefit of a sinking or retirement fund to be applied to the purchase or redemption of shares of a series and, if so entitled, the amount of such fund and the manner of its application, including the price or prices at which the shares may be redeemed or purchased through the application of such fund;
(g)whether the shares shall be convertible into, or exchangeable for, shares of any other class or classes or of any other series of the same or any other class or classes of stock of the Company and, if so convertible or exchangeable, the conversion price or prices, or the rates of exchange, and the adjustments thereof, if any, at which such conversion or exchange may be made, and any other terms and conditions of such conversion or exchange; and

(h) any other preferences, privileges
and powers, and relative, participating, optional or other special rights, and qualifications, limitations or restrictions of such series, as the Board of Directors may deem advisable and as shall not be inconsistent with the provisions of these Articles of Incorporation.
3. Before any dividends on any class or classes of stock of the Company ranking junior to the Preferred Stock (other than dividends payable in shares of any class or classes of stock of the Company ranking junior to the Preferred Stock) shall be declared or paid or set apart for payment, the holders of shares of Preferred Stock of each series shall be entitled to such cash dividends, but only when and as declared by the Board of Directors out of fund legally available therefor, as they may be entitled to in accordance with the resolution or resolutions adopted by the Board of Directors providing for the issue of such series, payable on such dates as may be fixed in such resolution or resolutions in each year. The term 'class or classes of stock of the Company ranking junior to the Preferred Stock' shall mean the Common Stock and any other class or classes of stock of the Company hereafter authorized which shall rank junior to the Preferred Stock as to dividends or upon liquidation.

4.Shares of Preferred Stock which have been issued and reacquired in any manner by the Company (excluding, until the Company elects to retire them, shares which are held as treasury shares but including shares redeemed, shares purchased and retired and shares which have been converted into shares of Common Stock) shall have the status of authorized and unissued shares of Preferred Stock and may be reissued.
B. Common Stock.
1.Subject to the preferential rights of the Preferred Stock, the holders of the Common Stock shall be entitled to receive, to the extent permitted by law, such dividends as may be declared from time to time by the Board of Directors.
2.In the event of the voluntary or involuntary liquidation, dissolution, distribution of assets or winding up of the Company, after distribution in full of the preferential amount to be distributed to the holders of shares of the Preferred Stock, holders of the Common Stock shall be entitled to receive all the remaining' assets of the Company, of whatever kind available for distribution to stockholders, ratably in proportion to the number of shares of Common Stock held by them respectively.
3. Except as may be otherwise required by law or these Articles of Incorporation, each holder of Common Stock shall have one vote in respect of each share of stock held by him of record on the books of the Company on all matters voted upon by the stockholders.

C. Preemptive Rights.
1. No holder of stock of the corporation of any class shall have any preemptive or preferential right to subscribe to purchase or receive any shares of any class of stock of the corporation, whether now or hereafter authorized, or any notes, debentures, bonds or other securities convertible into or carrying options or warrant, to purchase shares of any class of stock of the corporation issued or sold or proposed to be issued or sold or with respect to which options or warrants shall be granted/ but all such shares of stock of any class or notes, debentures, bonds or other securities convertible into or carrying options or warrants to purchase shares of any class may be issued and disposed of or sold by the Board of Directors on such terms and for such consideration, so far as may be permitted by law, and to such person or
persons ae the Board of Directors may determine.
Article 4. The amount of capital with which the corporation shall begin business shall be not less than $500.00.
Article 5. The corporation shall have perpetual existence, unless earlier terminated by proper legal procedure.

Article 6. The post office address of the principal office of the corporation shall be the City of Jacksonville, State of Florida.

Article 7. The number of Directors of this Company shall be fixed by, the by-laws of this Company but such number shall not at any time be less than three nor more than fifteen.
The officers of the Corporation shall be such officers as shall be appointed in accordance with the By-Laws.
Article 8. In furtherance of and not in limitation of the powers conferred by statute, the Board of Directors of the corporation may, by the vote of a majority of the whole Board, adopt, revoke, amend, or rescind the by-laws of the corporation.

The Board may, by the vote of a majority of those present at .any meeting fix the amount to be reserved from the capital of the corporation as working capital/ authorize and cause to be executed mortgages and liens upon the real and personal property of the corporation for the purpose of furnishing security for its indebtedness or for any other purpose.

The Directors shall have power, if the by-laws so provide, to hold their meetings either within or without. the State of Florida, and to provide one or more offices in addition to the principal office in Florida, and to keep books of the corporation, subject to the provisions of the Statute, outside the State of Florida, at such places as may from time to time be designated by them.

The corporation may, in its by-laws, confer powers additional to the foregoing upon the Directors, in addition to the powers and authorities expressly conferred upon than by Statute.
The corporation reserves the right to amend, alter, change or repeal any provisions contained in these articles of incorporation, in the manner now or hereafter prescribed by the Statute and all rights conferred on stockholders are granted subject to its reservations.
By a vote of a majority in interest of the shareholders present at any regular or called meeting,

the shareholders may adopt, revoke or amend by-laws, including any by-law adopted by the Directors.
IN WITNESS WHEREOF, I, the undersigned, have executed these Articles
for the uses and purposes therein stated thin     17th     day of
February    , 1972.
STATE OF FLORIDA COUNTY OF HENDRY

700 Riverview Drive
La Belle, Florida 33935
BEFORE ME, the undersigned authority, on this     17th
J. R. Spratt President
day of     February    , 1972 , personally appeared
J. R. SPRATT, to me well known to be the person described in and who signed the foregoing Articles of Incorporation, and acknowledged to me that he executed the same freely and voluntarily, for the uses and purposes therein expressed.
WITNESS my hand and official anal, the date aforesaid.
NOTARY PUBLIC
/s/ Beatrice Boyle
My Commission Expires:
1,4017tRY    /17I3C.
MY commiss10:1 k:),pirtlf oci. 22; 1976
OLHOIAL INSURAIIVE.    ittb, MU.